Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

July 1, 2013

Alere Inc.

51 Sawyer Road

Suite 200

Waltham, MA 02453

Re:	7.250% Senior Notes due 2018

Ladies and Gentlemen:

We have reviewed the registration statement on Form S-4 (the “Registration Statement”) being filed by Alere Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer (the “Exchange Offer”) to exchange the Company’s existing 7.250% Senior Notes due 2018 issued on December 11, 2012 (the “Old Notes”), together with the guarantees of the Old Notes by the Subsidiary Guarantors, for up to $450 million aggregate principal amount of the Company’s 7.250% Senior Notes due 2018 (the “New Notes”), together with guarantees of the New Notes by the Subsidiary Guarantors (the “Guarantees”). The term “Securities” as used herein means, collectively, the New Notes and the Guarantees. The Securities will be issued pursuant to the indenture dated as of August 11, 2009 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the fifteenth supplemental indenture dated as of December 11, 2012 by and among the Company, the Subsidiary Guarantors named therein and the Trustee, and as further amended and supplemented by the sixteenth supplemental indenture dated as of April 3, 2013 by and among the Company, the Subsidiary Guarantors named therein and the Trustee (the Base Indenture, as so amended and supplemented, the “Indenture”), as contemplated by the Registration Rights Agreement dated as of December 11, 2012 by and among the Company, the Subsidiary Guarantors named therein and Jefferies & Company, Inc., Goldman, Sachs & Co., and Credit Suisse Securities (USA) LLC, as the initial purchasers.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of the Company, as amended to the date hereof and on file with the Secretary of State of the State of Delaware, (ii) the certificate of incorporation, articles of organization, certificate of formation or other organizational documents of each Subsidiary Guarantor (as

Alere Inc.

July 1, 2013

applicable) incorporated, organized or formed in the State of Delaware or the State of New York (each, an “Identified Subsidiary Guarantor”), in each case as amended to the date hereof and on file with the Secretary of State of the State of Delaware or the State of New York (as applicable), (iii) the amended and restated by-laws of the Company, as amended to the date hereof, (iv) the by-laws or limited liability company agreement (as applicable) of each Identified Subsidiary Guarantor, in each case as amended to the date hereof, (v) the Registration Statement, including the form of prospectus included therein and the documents and information incorporated by reference therein, (vi) the Indenture, (vii) the form of the New Notes, (viii) the Form T-1 of the Trustee being filed with the Commission with respect to the transaction, (ix) such records of the corporate or limited liability company proceedings of the Company and the Identified Subsidiary Guarantors as we have deemed material, and (x) such other certificates, receipts, records and documents as we have deemed necessary or appropriate for purposes of this opinion.

We have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives, and other information, of the Company and the Subsidiary Guarantors and others. We have not independently verified such factual matters.

Our opinion expressed below is qualified to the extent that (i) the validity, binding effect or enforceability of any provision of any instrument or document or any rights or remedies granted thereunder may be subject to or affected or limited by (A) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar law relating to or affecting the rights and remedies of creditors generally which may be in effect from time to time (including, without limitation, Sections 547 and 548 of the United States Bankruptcy Code and Article 10 of the New York Debtor and Creditor Law) or (B) principles of public policy, (ii) the remedy of specific performance or injunctive relief or any other equitable remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion and (iii) equitable principles (including, but not limited to, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought) may be applied in construing or enforcing any of the provisions of any instrument or document. We express no opinion with respect to the anti-fraud provisions of United States federal securities laws or with respect to state securities or Blue Sky laws.

We are opining herein only as to (i) the federal laws of the United States, (ii) the internal laws of the State of New York,

Alere Inc.

July 1, 2013

and (iii) the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and reported Delaware judicial decisions interpreting such laws and such provisions), and we express no opinion with respect to the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state. In rendering this opinion letter, with your approval and to the extent that the laws of the following states are relevant, we are relying (without any independent verification or investigation), with respect to the laws of each such state, upon an opinion letter of the law firm named in the parentheses after such state, in each case in such law firm’s capacity as special counsel to such Subsidiary Guarantors as are incorporated, organized or formed in such state, addressed to the Company and to us and of even date herewith, with respect to the matters addressed therein: California (Perkins Coie LLP); Florida (Jones Walker LLP); Georgia (Jones Walker LLP); Louisiana (Jones Walker LLP); North Carolina (Troutman Sanders LLP); Oklahoma (Crowe & Dunlevy, A Professional Corporation); and Virginia (Venable LLP).

On the basis of, and subject to, the foregoing, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by or on behalf of the Company, duly authenticated by the Trustee in accordance with the terms of the Indenture and delivered to the purchasers thereof against payment of the consideration therefor in accordance with the terms of the Exchange Offer, the New Notes will constitute binding obligations of the Company and each Guarantee will constitute the binding obligation of the applicable Subsidiary Guarantor.

This opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement and any and all required post-effective amendments thereto are effective.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

Alere Inc.

July 1, 2013

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus included therein under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
FOLEY HOAG LLP
By:	/s/ Malcolm G. Henderson
A Partner

Schedule I

Subsidiary Guarantors

Name		State of Incorporation or Formation
1.	Alere Accountable Care Solutions, LLC	Delaware
2.	Alere Health, LLC	Delaware
3.	Alere Health Improvement Company	Delaware
4.	Alere Healthcare of Illinois, Inc.	Georgia
5.	Alere Home Monitoring, Inc.	Delaware
6.	Alere Informatics, Inc.	Virginia
7.	Alere International Holding Corp.	Delaware
8.	Alere North America, LLC	Delaware
9.	Alere of New York, Inc.	New York
10.	Alere San Diego, Inc.	Delaware
11.	Alere Scarborough, Inc.	Delaware
12.	Alere Toxicology Services, Inc.	Louisiana
13.	Alere US Holdings, LLC	Delaware
14.	Alere Wellbeing, Inc.	Delaware
15.	Alere Wellology, Inc.	Delaware
16.	Alere Women’s and Children’s Health, LLC	Delaware
17.	Ameditech Inc.	California
18.	ATS Laboratories, Inc.	Delaware
19.	Avee Laboratories, Inc.	Florida
20.	Binax, Inc.	Delaware
21.	Biosite Incorporated	Delaware
22.	eScreen, Inc.	Delaware
23.	First Check Diagnostics, LLC	Delaware
24.	Global Analytical Development LLC	Florida
25.	Innovacon, Inc.	Delaware
26.	Instant Technologies, Inc.	Virginia
27.	Inverness Medical, LLC	Delaware
28.	Ionian Technologies, Inc.	Delaware
29.	Laboratory Specialists of America, Inc.	Oklahoma
30.	Pembrooke Occupational Health, Inc.	Virginia
31.	Quality Assured Services, Inc.	Florida
32.	Redwood Toxicology Laboratory, Inc.	California
33.	RTL Holdings, Inc.	Delaware
34.	Screen Tox, Inc.	Florida
35.	Selfcare Technology, Inc.	Delaware
36.	Standing Stone, Inc.	Delaware
37.	ZyCare, Inc.	North Carolina